Exhibit 10.5

N  E  W    Y  O  R  K    S  T  O  C  K    E  X  C  H   A  N  G  E    L  L  C

NYSE HEARING BOARD DECISION 06-156	August 18, 2006
PRUDENTIAL EQUITY GROUP, LLC
MEMBER ORGANIZATION

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Violated Section 10(b) of Securities Exchange Act of 1934, Rule 10b-5 thereunder, and NYSE Rule 476(a)(5) by using means or instrumentality of facility on national securities exchange, in connection with purchase or sale of security, to defraud, make untrue statement of material fact, or engage in act, practice, or course of business which operates as fraud or deceit; violated Section 17(a) of Securities Exchange Act of 1934 and Rules 17a-3 and 17a-4 thereunder by failing to make and keep accurate books and records, including trade blotters and trade tickets; violated NYSE Rules 401 and 476(a)(6) by allowing certain brokers to engage in deceptive practices related to market timing of mutual funds; violated NYSE Rule 342 by failing to reasonably supervise its business activities and to establish and maintain appropriate procedures for supervision and control with respect to its business activities involving trading of mutual funds – Consent to censure, $270 million disgorgement, and undertakings.

Appearances:

For the Division of Enforcement	For Respondent
Susan Light, Esq.	Gail Marshall-Smith, Esq.
Margaret Tolan, Esq.	Neil Sullivan, Esq.

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A Hearing Officer on behalf of the New York Stock Exchange LLC (“NYSE”) considered a Stipulation of Facts and Consent to Penalty entered into between NYSE Regulation, Inc.’s Division of Enforcement (“Enforcement”) and Prudential Equity Group, LLC, formerly known as Prudential Securities, Inc. (“Respondent,” “PSI,” or the “Firm”), an NYSE member organization. Without admitting or denying guilt, Respondent consented to a finding by the Hearing Officer that it:

I.

Willfully violated Section 10(b) of the Securities Exchange Act of 1934 [15 U.S.C. section 78j(b)] (the “Exchange Act”), Rule 10b-5 thereunder [17 C.F.R. section 240.10b-5], and NYSE Rule 476(a)(5) by using any means or instrumentality of interstate commerce or of the mails, or of any facility on any national securities exchange, in connection with the purchase or sale of any security, to employ any device, scheme, or artifice to defraud, to make any untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, or to engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any person.

II.	Failed to make and keep required books and records in violation of Section 17(a) of the Exchange Act. Section 17(a)(1) of the Exchange Act required PSI to make and keep current certain specified books and records relating to its business. Implicit in the U.S. Securities and Exchange Commission’s (the “Commission”) recordkeeping rules is a requirement that information contained in a required book or record be accurate. Rules 17a-3 and 17a-4 enumerate those records required to be maintained, including trade blotters and trade tickets. PSI failed to maintain complete and current copies of trade blotters concerning mutual fund trading and trade tickets related to mutual fund trading in a readily accessible place. In instances where PSI did maintain trade tickets, information included on them did not represent the actual time at which the orders were placed.

III.	Violated NYSE Rule 476(a)(6) in that it engaged in conduct inconsistent with just and equitable principles of trade by allowing certain of its brokers to engage in deceptive practices related to the market timing of mutual funds

IV.	Violated NYSE Rule 401 in that it failed to adhere to the principles of good business practice by allowing certain of its brokers to engage in deceptive practices related to the market timing of mutual funds.

V.	Violated NYSE Rule 342 by failing to reasonably supervise its business activities, and to establish and maintain appropriate procedures for supervision and control with respect to its business activities involving the trading of mutual funds.

For the sole purpose of settling this disciplinary proceeding, Enforcement and Respondent stipulate to certain facts,* the substance of which follows:1

Background and Jurisdiction

1.	PSI was a member organization of the NYSE and maintained its headquarters and principal place of business in New York. Prior to July 1, 2003, PSI was an indirect wholly-owned broker-dealer subsidiary of Prudential Financial, Inc. (“Prudential

*	Hearing Officer Note: The facts, allegations, and conclusions contained in paragraphs 1 to 45 are taken from the executed Stipulation of Facts and Consent to Penalty between Enforcement and Respondent. No changes have been made to the stipulated paragraphs by the Hearing Officer.
[1]	The findings made herein are not binding on Respondent or any other Prudential Financial, Inc. entity in any other forum, nor are the findings binding on any other person or entity.

Financial”). Prudential Financial is a publicly-owned holding company, traded on the New York Stock Exchange, whose operating subsidiaries provide a wide range of insurance, investment management and other financial products and services to retail and institutional customers including insurance brokers and investment managers. On July 1, 2003, PSI transferred the assets relating to its U.S. retail securities brokerage operations to a newly formed holding company, now named Wachovia Securities Financial Holdings, LLC (“WSFH”). Prudential Financial presently owns 38% of WSFH and Wachovia Corporation owns 62% of WSFH. Since July 1, 2003, PSI’s former U.S. retail securities brokerage business has operated as part of Wachovia Securities, LLC. Following the asset transfer, PSI converted from a stock corporation into a limited liability company and was renamed Prudential Equity Group, LLC (“PEG”). PEG is a broker-dealer registered with the Commission pursuant to Section 15(b) of the Exchange Act and is a member of the National Association of Securities Dealers and the New York Stock Exchange. PEG provides equity research, sales and trading to domestic and international institutional customers and is a successor entity to PSI. Prudential Financial continues to own 100% of the equity interests in PEG.

2.	On or about October of 2003, Enforcement notified Respondent of its investigation into possible violative conduct involving the market timing of mutual funds by certain of Respondent’s registered representatives and of its supervision of its mutual fund trading business.

Summary

3.	This matter concerns a fraudulent market timing scheme perpetrated by PSI registered representatives (collectively, the “Brokers”) whose business involved market timing to defraud at least fifty mutual funds and their long term shareholders. Beginning in at least September 1999 and continuing through at least June 2003 (the “Relevant Period”), the Brokers used deceptive trading practices to conceal their identities, and those of their customers, to evade mutual funds’ prospectus limitations on market timing. These practices included the use of multiple broker identifying numbers (known as Financial Advisor, or “FA” numbers) and multiple customer accounts; the use of accounts coded as confidential in PSI’s systems; and the Brokers’ use of “under the radar” trading to avoid notice by mutual funds. Typically, mutual funds screened for market timing trades only above a designated dollar amount. The practice of “under the radar” trading refers to the Brokers’ splitting of one trade into numerous smaller ones to avoid detection by mutual funds.

4.	As early as the fourth quarter 1999, several mutual fund companies identified the Brokers’ use of deceptive trading practices and notified PSI of the Brokers’ conduct. In May 2002, PSI itself determined that its top-producing broker used deceptive trading practices to avoid notice by mutual funds. Throughout the Relevant Period, PSI received hundreds of notices from mutual fund companies that identified the Brokers’ conduct and asked the Firm to take steps to curtail their deceptive market timing practices.

5.	Despite PSI’s increasing awareness of the Brokers’ fraudulent market timing practices, the Firm elected to continue the business of market timing. Rather than discipline or sanction any of the Brokers or even curtail their ability to open additional accounts for their market timing customers, PSI failed to prevent their conduct from continuing and actually began to track the Brokers’ gross revenues. In 2001, for example, the Brokers generated more than $16 million in gross commission revenues for the Firm, most of which was in danger of being eliminated had the Firm phased out market timing at that time. Similarly, the Brokers generated approximately $23 million in gross commission revenues in 2002, and continued to generate comparable revenues throughout the Relevant Period.

6.	PSI’s policies and procedures were ineffective in curtailing the Brokers’ fraud and were largely not enforced. Even in situations where PSI purportedly enforced any of these policies, PSI senior officers undermined them by granting exceptions for PSI’s largest producing brokers. Additionally, PSI repeatedly failed to deprive the Brokers of their inappropriate use of hundreds of FA numbers, even though the use of multiple FA numbers was the primary means by which the Brokers carried out their fraud. PSI finally issued a market timing policy in January 2003, but the Firm did not fully enforce procedures in that policy to curtail the Brokers’ scheme. As a result of the conduct described above, PSI violated the antifraud and books and records provisions of the federal securities laws, and NYSE Rules 401, 476(a)(5)-(6), 440 and 342, which relate to good business practices, just and equitable principles of trade, NYSE books and records requirements and failure to supervise.

Background

7.	Market timing includes frequent buying and selling of shares of the same mutual fund or buying or selling of mutual fund shares in order to exploit inefficiencies in mutual fund pricing. Though not illegal per se, market timing can harm mutual fund shareholders because it can dilute the value of their shares, if the market timer is exploiting pricing inefficiencies, or disrupt the management of the mutual fund’s investment portfolio and can cause the targeted mutual fund to incur costs borne by other shareholders to accommodate frequent buying and selling of shares by the market timer.

8.	Beginning in the late 1990s, many mutual funds determined that market timing harmed their long-term shareholders. As a result, they began to monitor market timing in their funds’ shares and imposed restrictions on excessive trading. Such restrictions limited the number of trades that an account holder could place in a fund’s shares and often were set forth in the funds’ prospectuses. Many funds monitored trading activity to detect any violations of these prospectus limitations.

9.

Most mutual funds received trade instructions from PSI through the National Securities Clearing Corporation (“NSCC”). NSCC is a centralized trade clearance and settlement system that linked the Brokers, PSI, and virtually all mutual fund companies. To place trades that were transmitted through NSCC, the Brokers were required to identify their FA number and a customer account to mutual funds on trade tickets. PSI appended additional information to the Brokers’ orders and transmitted the transactions through NSCC to the mutual fund companies.

10.	Some mutual funds screened for excessive short -term trading by reviewing FA and customer account numbers that the Brokers transmitted to them via NSCC. Some also monitored for excessive short -term trading by trade size and principal amount and by the branch code attached to a trade.[2] Typically, if a fund concluded that a shareholder had violated its exchange limitations, the fund would attempt to prevent, or “block” additional trades in a fund or fund family by that shareholder. If a fund determined that a particular PSI broker or shareholder had violated its exchange limitations, the fund would send a “block letter” to PSI. Block letters varied but generally notified PSI of the mutual fund’s intention to block the broker or customer’s transaction and often asked PSI to take steps to preclude a particular broker or customer account from engaging in additional trades in a particular fund or fund family.

11.	Because these mutual funds monitored for excessive trading by FA number and/or customer account number, the Brokers altered their use of these numbers to defraud these funds and the funds’ long-term shareholders. By altering their use of these numbers, the Brokers tricked mutual fund companies into accepting trades that the funds otherwise would have rejected.

The Brokers’ Deceptive Conduct

12.	During the Relevant Period, the Brokers engaged in a fraudulent scheme to circumvent blocks imposed by mutual funds on their trading privileges. The Brokers’ scheme worked as follows. The Brokers’ customers, typically hedge funds, asked the Brokers to purchase and sell mutual funds on a short-term basis on their behalf. The Brokers, however, knew that mutual funds tracked their trades by FA number and customer account number, and they knew that if they placed short-term mutual fund trades for their customers using a single FA or account number, the mutual funds would likely determine the number of trades was excessive and would block any further trades by them.

13.	The Brokers, therefore, devised a scheme to conduct their customers’ trading using dozens of customer accounts, often established under fictitious names, and multiple FA numbers to make it difficult for mutual funds to identify their customers’ market timing. When the mutual funds succeeded in blocking certain FA numbers or customer accounts from further trading, the Brokers then used other FA numbers and customer accounts that had not yet been blocked to evade the funds’ restrictions and continue to trade.

[2]	PSI assigned branch codes to each of its retail branch offices. Branch codes identified to mutual funds the PSI branch office from which a particular market timing trade originated.

The Boston Brokers

14.	For example, one group of PSI brokers based in its Boston, Massachusetts branch office (the “Boston Brokers”) repeatedly used these deceptive practices to defraud mutual funds throughout the Relevant Period. The Boston Brokers consisted of a group of three PSI brokers and several registered assistants. The group had five customers for whom it placed market timing trades, each of whom acted on behalf of one or more hedge funds. During the Relevant Period, PSI received approximately $8 million from the Boston Brokers’ market timing activities, of which group members received approximately $4.6 million. As a result of this business, the head of the group quickly rose to become one of PSI’s top producers.

15.	Many of the mutual funds in which the Boston Brokers traded screened for market timing trades by FA and customer account numbers. Many fund companies sent notices to PSI that complained that the group’s trades had violated prospectus limitations. Some mutual funds announced steps they had taken to preclude the Boston Brokers from further trading while others asked that PSI take steps to block further trades by the group in the fund.

16.	During the Relevant Period, the Boston Brokers used at least thirteen FA numbers and hundreds of customer accounts (for what were, in reality, only five customers) to circumvent these blocks and preclude new blocks. The Boston Brokers’ use of these devices in connection with market timing allowed group members to continue to place trades in funds that had taken steps to preclude them from further trading. This scheme created the impression that transactions originated from many brokers and represented many different customers. In fact, what appeared to the mutual funds to be thousands of separate transactions submitted by many brokers for many unrelated customers was actually a systematic pattern of market timing by group members on behalf of their five hedge fund customers.

The Garden City Broker

17.	Another PSI broker based in its Liberty Plaza and Garden City, New York branch offices (the “Garden City Broker”) used these same deceptive practices to defraud mutual funds throughout the Relevant Period. The Garden City Broker headed a team of brokers and registered assistants, although he very rarely reported to work at any PSI location. He had five customers for whom he placed market timing trades, each of whom acted on behalf of one or more hedge funds. During the Relevant Period, PSI received approximately $9.8 million from the Garden City Broker’s market timing activities (of which the Garden City Broker received approximately $4.7 million). The Garden City Broker was the top producing broker at PSI throughout the Relevant Period.

18.	Like the Boston Brokers, the Garden City Broker traded in mutual funds that screened for market timing by FA and customer account number. During the Relevant Period, approximately fifty mutual funds complained to PSI about the Garden City Broker’s trading activity. Many mutual funds specifically identified to PSI his use of deceptive trading strategies to evade blocks the fund companies had imposed.

19.	To evade these blocks, the Garden City Broker maintained 49 different FA numbers and hundreds of customer account numbers (for what were, in reality, only five customers). His use of these devices to market time created the impression that the trades originated from many brokers and many customers. By shifting trades from one FA number to another, or from one customer account to another, the Garden City Broker concealed his identity and was able to place trades in mutual funds where PSI previously had blocked his trading under his other FA numbers and accounts.

The Special Accounts Brokers

20.	Another group of PSI brokers based in a New York office known within the Firm as “Special Accounts” (the “Special Accounts Brokers”) also used deceptive practices to defraud mutual funds throughout the Relevant Period. The Special Accounts Brokers consisted of a group of two PSI brokers and several registered assistants. The group had three customers for which it placed market timing trades. During the Relevant Period, PSI received approximately $6.5 million from the Special Accounts Brokers’ market timing activities, of which group members received approximately $2.5 million. As a result of this business, the heads of the group quickly achieved membership in PSI’s Chairman’s Club, a select group consisting of the largest producing brokers within the Firm.

21.	Like the Boston Brokers and the Garden City Broker, the Special Accounts Brokers knew that most mutual funds identified excessive trading by FA and customer account number. They also understood that mutual funds screened for market timing by reviewing only those trades at or exceeding certain dollar amounts. The Special Accounts Brokers used at least 20 FA numbers and hundreds of customer accounts (for what were, in reality, only three customers) to avoid detection by mutual funds. The Special Accounts Brokers also used “under the radar” trading to disguise their customers’ trading in funds that previously had taken steps to stop them. The brokers’ use of these devices in connection with market timing deceived mutual funds into accepting trades they otherwise would have rejected. Like the Boston Brokers and the Garden City Broker, their scheme perpetuated the impression that transactions originated from many brokers and represented many different customers.

PSI Failed to Prevent the Brokers From Obtaining Multiple Broker

Identification and Customer Account Numbers

22.

PSI failed to prevent the Brokers from obtaining several different forms of broker identifying numbers. Consequently, the Brokers used these numbers to perpetrate their scheme to defraud. When brokers began their employment with PSI, PSI assigned them an FA number. The Brokers used FA numbers to open customer accounts, execute trades, and track their commissions. When brokers worked as a team to service common customers, PSI provided “Joint” numbers. Joint numbers ostensibly represented a commission split between two or more brokers. Here, the Brokers acquired and used Joint numbers for improper purposes. The numbers were not used to split commissions, but rather to facilitate the Brokers’ ability to trade after their other broker identifying numbers had been blocked from trading. PSI also provided the Brokers with “Also” numbers. The purported purpose of “Also” numbers was to allow the Brokers’ customers to access only those portions of a given broker’s portfolio that belonged to that customer or to provide certain customers with commission discounts. The Brokers, however, used Also numbers improperly in the same manner as they used FA and Joint Numbers – to circumvent blocks that had been imposed on their other FA numbers. Indeed, at least one mutual fund became so frustrated by its inability to identify the Brokers that it threatened to curtail the trading privileges of all brokers within a PSI branch to remedy the conduct.

23.	Each of the Brokers maintained numerous FA, Joint, and Also numbers, and used these numbers interchangeably to execute trades for their customers. For example, the Boston Brokers used 13 broker identifying numbers to place market timing trades and the Garden City Broker used 49 broker identifying numbers. When one of the Broker’s FA, Joint, or Also numbers was blocked from trading by a particular mutual fund, he used another number assigned to him to place the trade in that fund. Although each joint number ostensibly represented a unique commission split, in fact each team of Brokers split commissions from mutual fund purchases according to a single ratio, irrespective of which broker identifying number was used to enter the trade.

24.	PSI failed to prevent the Brokers from opening hundreds of customer account numbers. The Brokers’ customers maintained multiple accounts with PSI, many of which bore fictitious names that had no relation to the actual customer’s name. The Brokers used these customer accounts interchangeably to execute trades. When one customer account was blocked from trading by a particular mutual fund, the Brokers substituted another account for that same customer to place the trade for that customer, thereby creating the appearance that the trade originated from another customer.

25.	PSI failed to prevent the Brokers from obtaining accounts for their customers that were coded as “Confidential.” Confidential accounts did not identify the beneficial owner of the account on the transaction data provided to the mutual funds. Although such a designation could have a legitimate purpose, here the Brokers used Confidential accounts improperly to impede the mutual funds’ ability to identify which PSI broker or customer was market timing their funds.

26.	PSI also failed to prevent the Brokers from obtaining customer account numbers with multiple branch identifiers. Typically, brokers located in one PSI branch office had customer accounts that had a prefix used to identify the branch location. Here, the Brokers established accounts for their hedge fund customers using multiple branch codes, which effectively impeded the mutual funds’ ability to identify the particular PSI office location, as well as broker, that was market timing their funds. The Brokers used branch identifiers improperly as another mechanism to conceal their identities and the identities of their customers to mutual funds.

PSI Received Notifications of the Brokers’ Deceptions

27.	During the Relevant Period, mutual fund companies sent more than a thousand letters and emails to PSI concerning market timing by the Brokers. Many of these communications asked PSI to take steps to stop further trading by a particular customer account or FA number. Others expressly notified PSI that the Brokers used deceptive trading practices to continue placing market timing trades.

28.	High level officers of PSI were aware during the Relevant Period that mutual funds were accusing the Brokers of using deceptive practices to evade the mutual funds’ attempts to block the Brokers’ market timing trades. For example, an individual who joined PSI in 1997 and rose to become the chief administrator of PSI’s Private Client Group (“PCG”) in January 1999, then to become executive director of PCG in November 2000, and finally to president of PCG in December 2002 (“the Senior Officer”) received repeated notices of wrongdoing by the brokers throughout the Relevant Period, but did not take adequate steps to stop the Brokers’ fraud. Among other things, the Senior Officer received the following indications that the Brokers were committing fraud. In some cases, certain other senior managers or high level officers of PSI also received notices that the Brokers were committing fraud.

29.	On November 21, 1999, a senior executive in the PSI Mutual Fund Operations division forwarded to the Senior Officer a string of emails concerning a complaint from a mutual fund complex that the Garden City Broker had evaded a block on two of his accounts by simply opening new accounts. Among other things, the email stated:

It appears that [the Garden City Broker] circumvented this restriction by requesting new BIN [account] #s and fund accounts be established, funded by transferring shares into these new accounts on 11/8/99. Subsequently on 11/10/99, an exchange out of the money fund into our stock funds was processed, beginning market timing again.

The cover email commented, “[T]his seems to be a serious matter that will only get worse.”

30.	On January 19, 2000, the manager of PSI’s Mutual Fund Operations division forwarded to the Senior Officer an email from another mutual fund complex complaining that a member of the Boston Brokers had evaded a trading restriction by opening a new account, stating:

It appears that [the member] set up another account in December for the same client we restricted on 11/22.

31.	On March 30, 2001, the head of PCG risk management sent to the Senior Officer an email that attached a letter from another mutual fund complex complaining that “excessive trading activity” by PSI brokers in its mutual funds “has become detrimental to both the funds and shareholders of the funds involved.” The letter described the tactics used by PSI brokers to avoid having their trades canceled as follows:

Since trade cancellation began on February 26th, 2001, we have noticed several types of reactions by Prudential Financial Advisors in order to circumvent our attempts to terminate excessive trading. Originally, your Financial Advisors established new identification numbers so that they would not be recognized as a repeat offender. Secondly, Financial Advisors would transfer a fund(s) position from account to account, in order to disguise their identity. Lastly, your Financial Advisors have attempted to reduce the dollar amount of the exchange orders while simultaneously increasing the number of exchanges (in the same fund and account) in the hopes of not being identified.

32.	On June 28, 2001, the Senior Officer received an email from the manager of the Special Accounts branch warning him that the Special Accounts Brokers were obtaining multiple FA numbers in order to conduct their market timing, stating that:

We will have an issue soon with joint FA numbers: in order to get around the MF [mutual fund] timing issue they are starting to request 99/01 split numbers with their junior partners to help them get around being shut down by some MF companies on timing.

33.	On April 4, 2002, the manager of PSI’s Mutual Funds Operations division sent an email to other senior managers forwarding an email from another mutual fund complex complaining that certain PSI brokers were using multiple accounts and FA numbers to evade restrictions on their market timing. The email stated:

What we have seen scares us. It appears certain representatives are changing account registrations, tax id numbers, and branch and rep numbers in an effort to time the [mutual fund complex’s] funds. All of these accounts have been stopped, but each day “new” ones pop up.

When the PSI chief compliance officer saw the above email, he showed it to the Senior Officer. The head of PCG risk management also discussed the email with the Senior Officer.

34.	On April 29, 2002, the Senior Officer met with an internal PSI working group that had been analyzing market timing issues. The group described for the Senior Officer the mutual fund companies’ restrictions on excessive trading, the fund companies’ block letters to PSI, and the deceptive trading strategies used by certain PSI brokers, including multiple accounts and FA numbers.

35.	On at least two occasions in May 2002, an employee of PSI’s risk management division detailed for the Senior Officer several deceptive practices used by the Garden City Broker. The employee’s analysis noted that in one 37-day period, the Garden City Broker had 19 different mutual fund companies request that accounts under the broker’s control, or the broker as an FA, be blocked from their funds. The analysis concluded that the Garden City Broker had circumvented these requests by changing his FA number to an Also or Joint Number to avoid detection by the fund, or by changing customer account numbers and moving the assets from the blocked account to a newly established account.

36.	On February 5, 2003, the director of strategic planning at PCG sent the Senior Officer (then the President and most senior officer of PCG) a string of emails from another mutual fund complex complaining that certain PSI brokers were using multiple customer accounts and FA numbers for market timing. One of the emails stated:

I have spoken to these reps a few times over the past several months about stopping their timing activity to no avail. Over the past several months, we have placed stops on 325 of their accounts as of 11/30/02 and continue to add accounts daily. We see new accounts/rep id combinations being opened and have determined that we are not able to continue chasing them within our funds. We feel our only course of action to protect our fund shareholders is to prohibit the attached list of reps from doing business with [our funds].

Another email in the string stated:

These reps have multiple rep ids and have continued to add new ones as we block the ids within the NSCC trading system for our fund complex… These reps created close to $3 billion in exchanges last year with $75 million of assets during a time in which we placed stops on 350 of their accounts.

The director of strategic planning added his own warning to the Senior Officer:

I just wanted to give you a heads up on an issue that is sure to reach your desk in the next day or two. As you can see from the attached string of notes, the senior leadership team at [a mutual fund complex] are completely frustrated with some of the tactics/strategies of FA’s [the Garden City Broker and the Boston Brokers]. Previous attempts to curtail timing activity in the [mutual fund complex’s] funds by blocking account activity have been thwarted by the establishment of additional FA numbers. It appears that [the mutual fund complex] is now making overtures that continued activity of this nature will threaten the relationship between Prudential and the fund company.

37.

On February 11, 2003, a PCG risk officer sent an email to the Senior Officer (then the President and most senior officer of PCG) that forwarded an email from the Garden City branch manager about the Garden City Broker’s market timing business. The branch manager questioned the effectiveness of the Mutual Fund Operations division’s internal blocking system and raised several other concerns about the Garden City Broker’s activities:

Blocking of individual accounts by fund companies is extremely short-sighted in consideration of the fact that each “entity” maintains multiple accounts with our Firm.

There have been repeat offenses, at least in spirit…

Fund companies have been mislead as to the identity of the FA’s of record… Recently, [a mutual find company ] was provided with information which was at best misleading to effect the removal [of] a block.

[T]here is frequent journaling of funds between accounts.

At the present time, [the Garden City Broker and an assistant] either have or have had a total of 48 FA #’s including single, joint and also numbers.

PSI’s Procedures to Limit Market Timing Were Ineffective

38.	Although PSI senior officers issued policies and procedures ostensibly designed to proscribe the Brokers’ conduct, these policies and procedures were ineffective in scope and were never fully enforced. Moreover, even in situations where these policies and procedures purportedly were enforced, PSI senior officers undermined them by granting exceptions for its largest producing brokers. As a result, the Brokers’ deceptions continued even after these policies and procedures were promulgated.

PSI’s June 2002 Procedure Concerning Issuance of FA Numbers

39.	In June 2002, PSI instituted a procedure concerning the issuance of FA numbers, in a purported effort to hinder the Brokers’ ability to obtain “Joint” numbers and “Also” numbers to evade limitations on market timing (the “June 2002 Procedure”). The June 2002 Procedure provided, simply, that requests for “Joint” and “Also” numbers would require a documented business request and a PSI Regional Business Manager’s approval. The June 2002 Procedure failed to preclude the Brokers from misusing previously issued Joint and Also numbers to evade blocks imposed by mutual fund companies. Indeed, the Garden City Broker obtained 12 new Joint and Also numbers just days before the procedure took effect, purportedly to assist him in transferring customer accounts from one PSI branch office to another. The June 2002 Procedure also did not subject the Brokers to any form of discipline or sanction if they continued to use Joint and Also numbers to evade blocks in violation of its terms.

PSI’s January 2003 Market Timing Policy

40.	After protracted discussion involving PSI senior officers and attorneys during the Fall of 2002, PSI issued a market timing policy on January 8, 2003 (the “Market Timing Policy”). PSI considered, and rejected, defining market timing in the Market Timing Policy as a certain number of trades because of concerns that doing so would have too great an impact the Brokers’ revenues. PSI also rejected an absolute prohibition on the business of market timing. Instead, the Market Timing Policy provided that “inappropriate timing activities [would] continue to be monitored” by mutual fund companies and not by PSI itself.

41.	Unlike other PSI policies concerning market timing, the Market Timing Policy expressly provided for the imposition of sanctions, including termination of employment, for the brokers’ use of “manipulative techniques” to evade mutual fund trading restrictions. Any imposition of sanctions was to be decided by a committee consisting of members of PSI’s Legal, Compliance, and Risk Management divisions. Despite notifications of continuing deceptive practices received by PSI after it issued the Market Timing policy, PSI did not form this committee and failed to take action against any of the Brokers to stop their use of “manipulative techniques” to market time.

42.	The Market Timing Policy also provided that, in the event a mutual fund company asked PSI to block any one of a broker’s FA numbers, all numbers belonging to the broker similarly would be blocked from trading. However, PSI senior officers determined not to implement this critical aspect of the Market Timing Policy. In fact, despite the policy’s clear language, PSI interpreted mutual fund block requests after it issued the Market Timing Policy in the same manner as it had previously – as narrowly as possible, blocking only the specific FA number or customer account number identified by mutual fund block requests. Thus, even after issuance of the Market Timing Policy, the Brokers were able to continue their fraudulent scheme of switching to unblocked FA numbers or customer accounts to evade blocks imposed by mutual fund companies.

PSI Profited From the Brokers’ Deceptive Acts

43.	PSI identified the Brokers as early as 2000 and monitored their revenues and ranks within the Firm throughout the Relevant Period. The Firm’s Mutual Funds Operations division, which processed the Brokers’ trades in mutual funds, monitored the Brokers’ activity because their rapid trading required the dedication of additional staff within the department to process the trades and strained the Firm’s trade processing and settlement systems.

44.

In 2000, PSI began to track each quarter the gross commission revenues generated by the Brokers. PSI prepared these reports to determine the amount of income that would possibly be reduced if the Firm determined to eliminate market timing as a business. In 2001, for example, the Brokers generated more than $16 million in gross commission revenues for the Firm, most of which would have been eliminated had the Firm phased out market timing at that time. Similarly, the Brokers generated approximately $23 million in gross commission revenues for 2002, and received another $10 million in gross commission revenues during the first half of 2003.

45.	As PSI senior officers became increasingly aware of the Brokers’ use of deceptions, the Firm elected to continue the business of market timing. Indeed, some of the Firm’s senior officers were aware that the June 2002 Procedure concerning the issuance of multiple FA numbers and the January 2003 Market Timing Policy were wholly ineffective at eradicating the Brokers’ deceptions and that the Brokers and their hedge fund customers continued this activity. During the Relevant Period, the Brokers generated approximately $50 million in gross revenues as a result of this conduct.

DECISION

The Hearing Officer, in accepting the Stipulation of Facts and Consent to Penalty, found Respondent guilty as set forth above.

PENALTY

In view of the above findings, the Hearing Officer imposed the penalty consented to by Respondent of a censure, the payment of disgorgement in the amount of $270 million,3 and compliance with the following undertakings:

Independent Distribution Consultant. Respondent shall retain, within 60 days of this Decision’s becoming final, the services of an independent distribution consultant (the “Independent Distribution Consultant”) acceptable to Enforcement.

a.	Respondent shall be responsible for all costs and expenses associated with the development and implementation of a distribution plan (the “Distribution Plan”). Such costs and expenses shall include, without limitation (i) the compensation of a tax administrator for the preparation of tax returns and/or for seeking any IRS rulings; (ii) the payment of taxes; and (iii) the payment of any distribution or consulting services as may be reasonably required by the Independent Distribution Consultant. Respondent shall cooperate with the tax administrator to see that all tax payments are timely made, and all such tax payments shall be deposited in the Qualified Settlement Fund upon notice from the tax administrator concerning the amount and the deadline for payment.

[3]	Payment of this amount, pursuant to an order issued in a related Commission proceeding involving Respondent and the same underlying facts (the “Commission’s Order”), shall be deemed payment in satisfaction of the Hearing Board decision in this matter (the “Decision”). The terms of the payment and the distribution of the disgorgement amounts are set forth in the Commission’s Order.

b.	Respondent shall cooperate fully with the Independent Distribution Consultant to provide all information requested for its review, including providing access to its files, books, records, and personnel.

c.	The Independent Distribution Consultant shall develop a proposed Distribution Plan for the distribution of the total disgorgement ordered in this decision, and any interest or earnings thereon, according to a methodology developed in consultation with and acceptable to the staff of the Commission.

d.	The Independent Distribution Consultant shall submit to Respondent and Enforcement the proposed Distribution Plan no more than 180 days after this Decision becomes final.

e.	The proposed Distribution Plan developed by the Independent Distribution Consultant shall be binding, unless, within 210 days after the Decision in this matter becomes final, Respondent or Enforcement advises, in writing, the Independent Distribution Consultant of any determination or calculation from the Distribution Plan considered to be inappropriate and states in writing the reasons for considering such a determination or calculation inappropriate.

f.	With respect to any calculation with which Respondent or Enforcement do not agree, such parties shall attempt in good faith to reach an agreement within 240 days of this Decision’s becoming final. In the event the Respondent and Enforcement are unable to agree on an alternative determination or calculation, the determinations of the Independent Distribution Consultant shall be included in the proposed Distribution Plan.

g.	Within 285 days of this Decision’s becoming final, the Independent Distribution Consultant shall submit the proposed Distribution Plan for the administration and distribution of disgorgement funds pursuant to the Securities and Exchange Commission’s Rules on Fair Fund and Disgorgement Plans, 17 C.F.R. Section 201.1100, et seq., (Rules 1100 through 1106). Following a Commission order approving a final plan of distribution, as provided in Rule 1104 [17 C.F.R. Section 201.1104] of the SEC’s Rules on Fair Fund and Disgorgement Plans, the Independent Distribution Consultant shall take all necessary and appropriate steps to administer the final plan for distribution of disgorgement funds in accordance with the terms of the approved Distribution Plan.

h.

For the period of the engagement and for a period of two years from completion of the engagement, the Independent Distribution Consultant shall not enter into any employment, consultant, attorney-client, auditing, or other professional relationship with Respondent, or any of its present or former affiliates, directors, officers, employees, or agents acting in their capacity as such. Any firm with which the Independent Distribution Consultant is affiliated in performance of his or her duties under the this Decision, or of which he or she is a member, and any person engaged to assist the Independent Distribution Consultant in the performance of his or her duties under this Decision, shall not, without prior written consent of Enforcement, enter into any employment, consultant, attorney-client, auditing or other professional relationship with Respondent, or any of Respondent’s present of former affiliates, directors, officers, employees, or agents acting in the capacity as such for the period of the engagement and for a period of two years after the engagement.

i.	For good cause shown, Enforcement may alter any of the procedural deadlines set forth above.

For the Hearing Board

/s/ Peggy Kuo
Peggy Kuo - Chief Hearing Officer